UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2025

DATCHAT, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-40729	47-2502264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

204 Neilson Street

New Brunswick, NJ 08901

(Address of principal executive offices, including ZIP code)

(732) 374-3529

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	DATS	The Nasdaq Stock Market LLC
Series A Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.98	DATSW	The Nasdaq Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2025, DatChat, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors, pursuant to which the Company agreed to sell to such investors 1,200,000 shares (the “Shares”) of common stock of the Company (the “Common Stock”), at a purchase price of $4.25 per share of Common Stock (the “Offering”). The shares of Common Stock were offered by the Company pursuant to its shelf registration statement on Form S-3 (File No. 333-268058), which was declared effective by the Securities and Exchange Commission on December 6, 2022, a base prospectus dated December 6, 2022 and a prospectus supplement dated January 8, 2025.

The closing of the sales of these securities under the Purchase Agreement took place on January 9, 2025.

The gross proceeds from the offering were approximately $5.1 million, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes.

The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement. In addition, such representations, warranties and covenants (i) are intended as a way of allocating the risk between the parties to the Purchase Agreement and not as statements of fact, and (ii) may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Accordingly, the Purchase Agreement is included with this filing only to provide investors with information regarding the terms of the transaction, and not to provide investors with any other factual information regarding the Company. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in public disclosures.

On January 7, 2025, the Company entered into an engagement agreement with The Benchmark Company, LLC, as exclusive placement agent (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as placement agent on a reasonable “best efforts” basis in connection with the Offering. The Company agreed to pay the Placement Agent an aggregate cash fee equal to 7.0% of the gross proceeds from the sale of securities in the Offering and a non-accountable expense allowance equal to 1.0% of the gross proceeds raised in the Offering. The Company also agreed to issue the Placement Agent (or its designees) a warrant (the “Placement Agent Warrant”) to purchase up to 5% of the aggregate number of shares of Common Stock sold in the offering, or warrants to purchase up to 60,000 shares of Common Stock, at an exercise price equal to 100.0% of the offering price per share of Common Stock, or $4.25 per share. The Placement Agent Warrant is exercisable during the four-and-a-half year period commencing six months after the date of the closing of this Offering. In addition, the Company agreed to pay the Placement Agent $80,000 for legal expenses and other out-of-pocket expenses.

The foregoing descriptions of the Placement Agent Warrant and Purchase Agreement are not complete and are qualified in their entirety by reference to the full text of the form of Placement Agent Warrant, and form of Purchase Agreement, copies of which are filed as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

The legal opinion and consent of Sheppard, Mullin, Richter & Hampton LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On January 8, 2025, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

On January 9, 2025, the Company issued a press release announcing the closing of the Offering. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Placement Agent Warrant
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1*	Form of Securities Purchase Agreement
99.1	Press release of DatChat, Inc. dated January 8, 2025
99.2	Press release of DatChat, Inc. dated January 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	The schedules (and similar attachments) to this exhibit have been omitted from this filing pursuant to Item 601(b)(10) of Regulation S-K. The Company agrees to furnish a supplemental copy of any omitted schedule (or similar attachment) to the Securities and Exchange Commission upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2025	DATCHAT, INC.

	By:	/s/ Darin Myman
	Name:	Darin Myman
	Title:	Chief Executive Officer

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